Exhibit 10.2

ADVISORY AGREEMENT

This Advisory Agreement (“Agreement”) is entered into effective September 10, 2015 between Steve Einzig (“Advisor”) of 275 Madison Avenue, 6th Floor, New York, NY 10016 and VNUE, Inc., (“VNUE”), a Nevada corporation quoted on the OTCMarkets, with offices at 104 West 29th Street 11th Floor, New York, NY 10001.

WHEREAS, Advisor is the founder and CEO of BookingEntertainment.com, and has substantial business experience in the music industry.

NOW, THEREFORE, in consideration of the representations, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, VNUE and the Advisor agree as follows:

Independent Contractor. Nothing contained herein or any document executed in connection herewith, shall be construed to create an employer-employee, partnership or joint venture relationship between VNUE and Advisor. Advisor is an independent contractor and not an officer, director, affiliate, insider, employee or agent of VNUE or any of its subsidiaries or affiliates. Advisor has no authority to, and will not, enter into contracts, make representations, warranties or commitments purporting to be binding on VNUE or otherwise act on VNUE’s behalf and shall not take any action that might lead third parties to believe Advisor has the right to do so. The consideration set forth in Section 3 shall be the sole consideration due Advisor for the services rendered hereunder. It is understood that VNUE will not withhold any amounts for payment of taxes from the compensation of Advisor hereunder.

Section 1. Advisory Services. VNUE hereby engages the Advisor as an Independent Contractor to work directly with the Directors and Officers of VNUE on a strategic level, while leveraging his skills, expertise, experience and abilities in the music and entertainment business.

Section 2. Advisor’s Fee. For providing services as set forth herein, VNUE will compensate Advisor in the amount of Fifty Thousand Dollars ($50,000.00) worth of VNUE common stock as payment in full for services rendered under this Agreement. The number of VNUE common stock shares awarded to Advisor shall be determined by using the closing price published by OTCMarkets.com on the final trading day of the Agreement.

Section 3. Expenses. Advisor shall pay his own expenses incurred while acting as Advisor in performing the duties herein.

Section 4. Ability to Perform Services/Third-Party Trade Secrets. Advisor affirms that Advisor is not restricted from providing services in this Agreement due to any agreement with any other person or entity. Advisor will not disclose to VNUE or use in its work any trade secrets, inventions or confidential information of any other person or entity which Advisor is not lawfully entitled to disclose or use.

Section 5. Place of Work. Advisor may perform the Advisory Services at such locations as Advisor may choose.

Section 6. Term. This Agreement shall commence on September 10, 2015 and continue for One (1) Year.

Section 7. Liability. The work to be performed under this Agreement will be performed entirely at Advisor’s risk, and Advisor assumes all responsibility for the condition of equipment and facilities used in the performance of this agreement. Advisor agrees to indemnify VNUE for any and all liability or loss arising in any way out of the actions of Advisor taken in the performance of this Agreement. VNUE agrees to indemnify and hold Advisor harmless for any and all liability or loss arising in any way out of the actions, during the term of this Agreement, of VNUE officers, directors, employees, agents or third parties not under the control of Advisor.

Section 8. Confidentiality. Advisor will not disseminate or share with third parties any material information about VNUE not already contained in a Company report filed with the Securities and Exchange Commission, as Advisor acknowledges that such third parties might try to act on such material non-public information by engaging in “insider trading” to the detriment of VNUE.

Section 9. Legal Right. Advisor covenants and warrants that Advisor has the unlimited legal right to enter into this Agreement and to perform in accordance with its terms without violating the rights of others or any applicable law and that he has not and shall not become a party to any other agreement of any kind which conflicts with this Agreement. Advisor shall indemnify and hold VNUE harmless from any and all damages, claims and expenses (including, but not limited to attorneys’ fees and costs) arising out of or resulting from any claim that this Agreement violates any such other agreements. Breach of this Section shall operate to terminate this Agreement automatically without notice otherwise required by this Agreement.

Section 10. Notice. Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered, or sent by certified or registered mail, properly addressed to VNUE or Advisor at the addresses set forth above.

Section 11. Enforceability. It is agreed between the parties that there are no other agreements or understandings between them relating to the subject matter of this agreement. This agreement supersedes all prior agreements, oral or written, between the parties and is intended as a complete and exclusive statement of the agreement between the parties. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will continue in full force without being impaired or invalidated in any way.

Section 12. Non-exclusion. It is understood that VNUE does not agree to use BookingEntertainment.com exclusively as its Advisor, and that Advisor shall not be held liable for the actions of third parties which may also be providing the same or similar services during the term of this Agreement. Likewise, Advisor is free to contract for services to be performed for other public and private companies while under contract with VNUE, subject to the terms of this Agreement.

Section 13. Miscellaneous. This Agreement shall inure to the benefit of the parties hereto and their respective successors, heirs and assigns. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the Agreement shall not in any way be affected or impaired thereby. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to choice of law doctrine. The party in violation of any of the provision agrees to pay to the injured party all court fees, attorney fees, charges and expenses as are deemed fair by the court. Each party hereto consents to personal jurisdiction in Nevada and voluntarily submits to its jurisdiction in any action or proceeding with respect to this Agreement. Venue for any action arising hereunder shall lie in the state and federal courts located Nevada.

Section 14. Review by Counsel. Advisor acknowledges that Advisor has had the opportunity to have this Agreement reviewed by legal counsel of Advisor’s choice.

Section 15. Execution. This Agreement may be executed via facsimile and in counterparts, which together shall constitute the single Agreement.

Section 16. SEC Reporting and Press Release. Advisor acknowledges that VNUE is an SEC reporting public company and that a Form 8-K will be filed announcing the Advisory Agreement, which shall include a copy of this Agreement, and that a Press Release summarizing the Agreement and Advisor’s background may be issued as well. Advisor agrees to make no additional public statements or press releases related to VNUE or to this Agreement without VNUE’s prior written consent.

WHEREFORE, the parties have executed this Advisory Agreement as of the date written above.

VNUE, INC.		ADVISOR

By:	/s/	By:	/s/
	Matthew Carona, CEO		Steve Einzig